                                                                    EXHIBIT 23.6



                         CONSENT OF HOVDE FINANCIAL LLC

We hereby consent to the inclusion in Amendment No. One to the Registration Statement on Form S-4 of MB-MidCity, Inc. of our opinion, dated April 19, 2001 with the respect to the merger between MidCity Financial Corporation and MB Financial, Inc., and to the references to our firm in such Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                     HOVDE FINANCIAL LLC


                                                     By: /s/ Eugene Katz


August 31, 2001